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                                                                     EXHIBIT 4.1

                      SECOND AMENDMENT TO RIGHTS AGREEMENT

         This SECOND AMENDMENT TO RIGHTS AGREEMENT (this "AMENDMENT") is entered into as of November 20, 2003 between Gen-Probe Incorporated, a Delaware corporation (the "COMPANY"), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the "RIGHTS AGENT"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement (as defined below).

         WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement dated as of September 16, 2002 between the Company and the Rights Agent, as amended by the First Amendment to Rights Agreement, dated as of October 9, 2002 (the "RIGHTS AGREEMENT");

         WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 26.

         NOW, THEREFORE, in consideration of the foregoing promises and mutual agreements set forth in this Amendment, the parties hereby amend the Rights Agreement as follows:

         1. Section 7.2 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

                           7.2 Purchase. The Purchase Price for each one one-hundredth of a Preferred Share pursuant to the exercise of a Right shall be $300.00, shall be subject to adjustment from time to time as provided in Sections 11, 13 and 26, and shall be payable in lawful money of the United States of America in accordance with Section 7.3

         2. Exhibit C (the "SUMMARY OF RIGHTS") to the Rights Agreement is hereby replaced in its entirety by EXHIBIT C attached hereto.

         3. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, including counterparts transmitted by facsimile, but all of which taken together shall constitute one and the same agreement.

         4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         5. On and after the date hereof, each reference in the Rights Agreement to the "Agreement" shall mean the Rights Agreement as amended hereby. Except as specifically amended above, the Rights Agreement shall remain in full force and effect and is hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party hereto, nor constitute a waiver of any provision of the Rights Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                       1.

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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                         GEN-PROBE INCORPORATED

                                         By: /s/ R. WILLIAM BOWEN
                                            ------------------------------------

                                         Name: R. William Bowen
                                              ----------------------------------

                                         Title: Vice President & General Counsel
                                               ---------------------------------

                                         MELLON INVESTOR SERVICES LLC,
                                         as Rights Agent

                                         By: /s/ RONALD E. LUG
                                            ------------------------------------

                                         Name: Ronald E. Lug
                                              ----------------------------------

                                         Title: Vice President
                                               ---------------------------------

                                       2.

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                                    EXHIBIT C

                 SUMMARY OF RIGHTS TO PURCHASE PREFERRED SHARES
                             GEN-PROBE INCORPORATED

DISTRIBUTION OF RIGHTS:    On September 16, 2002, the Board of Directors of
                           Gen-Probe Incorporated (the "COMPANY") declared a dividend of one preferred share purchase right (a
                           "RIGHT") for each share of common stock, $.0001 par value (the "COMMON SHARES"), of the Company outstanding at the close of business on September 26, 2002 (the "RECORD DATE"). As a result of the dividend of one Common Share paid for each outstanding Common
                           Share distributed on September 30, 2003 (and subject to further adjustment), as long as the Rights are attached to the Common Shares, the Company will issue one-half of a Right with each new Common Share so that all such shares will have attached Rights. The
                           Rights are not exercisable until the Distribution
                           Date, which is described below.

RIGHTS AGREEMENT:          The description and terms of the Rights are set forth
                           in a Rights Agreement, dated as of September 16, 2002, as the same may be amended from time to time
                           (the "AGREEMENT"), between the Company and Mellon
                           Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the "RIGHTS AGENT").
                           Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Agreement.

TRANSFER OF RIGHTS;        The Agreement provides that until the Distribution
RIGHTS CERTIFICATES:       Date or earlier redemption, exchange, termination, or
                           expiration of the Rights, the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate together with a copy of this Summary of Rights and that the Rights will be transferred with and only with the Common Shares.
                           Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Close of Business on the Record Date will contain a notation incorporating the Agreement by reference. Until the Distribution
                           Date (or earlier redemption, exchange, termination or expiration of the Rights), the surrender for transfer of any certificates for Common Shares, with or without such notation or a copy of this Summary of Rights, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("RIGHT CERTIFICATES") will be mailed to holders of record of the Common Shares as of the Close of Business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

                                      C-1.

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DISTRIBUTION DATE:         Rights will separate from the Common Shares and
                           become exercisable upon the earlier to occur of (i) ten (10) days following a public announcement that a person or group of Affiliated or Associated persons (other than an Existing Holder (as defined below), unless and until such time as the Existing Holder becomes the beneficial owner of an additional 2% or more of the Common Shares) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Common Shares (an "ACQUIRING PERSON") or
                           (ii) ten (10) business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of Affiliated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the Common Shares (the earlier of (i) and (ii) being called the "DISTRIBUTION DATE"). "EXISTING HOLDER" means Capital Research and Management Company, together with all of its Affiliates and Associates. As described in the Rights Agreement, Rights which are held by or have been held by an Acquiring Person or Associates or Affiliates thereof and certain transferees thereof will become null and void and will no longer be transferable.

PREFERRED STOCK            When exercisable, each Right will entitle the
PURCHASABLE UPON           registered holder to purchase from the Company one
EXERCISE OF RIGHTS:        one-hundredth of a share of Series A Junior
                           Participating Preferred Stock (the "PREFERRED
                           SHARES") at a price of $300.00 per one one-hundredth of a Preferred Share, subject to adjustment (the
                           "PURCHASE PRICE"), unless the "Flip-In" or "Flip-Over" provisions described below are applicable. Because of the nature of the Preferred
                           Share's dividend, liquidation and voting rights, the value of one one-hundredth of a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share. For more information about the Preferred Shares, see "Terms of Preferred Shares" below.

FLIP-IN: In the event that a Person becomes an Acquiring Person or if the Company were the surviving corporation in a merger with an Acquiring Person or any Affiliate or Associate of an Acquiring Person and the Common Shares were not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be null and void), will thereafter have the right to receive, upon exercise, Common Shares having a market value of two times the then-current Purchase Price of the Right.

FLIP-OVER:                 In the event that, after a Person has become an
                           Acquiring Person, the Company were acquired in a merger or other business

                                      C-2.

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                           combination transaction or more than 50% of its
                           assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, common stock of the acquiring company having a market value at the time of such transaction equal to two times the then current Purchase Price of the Right.

EXCHANGE PROVISION:        At any time after a Person becomes an Acquiring
                           Person and prior to the acquisition of the Company in a merger or other business combination transaction, the sale of more than 50% of the Company's assets or earning power or the acquisition by such Acquiring
                           Person of 50% or more of the outstanding Common
                           Shares, the Board of Directors may cause the Company to exchange the Rights (other than Rights owned by an Acquiring Person which will have become null and void), in whole or in part, for Common Shares equal to the Spread (as defined in the Agreement), subject to adjustment.

REDEMPTION OF THE          The Rights may be redeemed in whole, but not in part,
RIGHTS:                    at a price of $.01 per Right (the "REDEMPTION PRICE")
                           by the Board of Directors at any time prior to the time that a person becomes an Acquiring Person. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

EXPIRATION  OF THE         The Rights will expire on September 26, 2012, subject
RIGHTS:                    to the Company's right to extend such date (the
                           "FINAL EXPIRATION DATE"), unless earlier redeemed or exchanged by the Company or terminated.

AMENDMENT OF TERMS OF      Any of the provisions of the Agreement may be amended
THE RIGHTS:                by the Board of Directors of the Company for so long
                           as the Rights are then redeemable, and after the Rights are no longer redeemable, the Company may amend or supplement the Agreement in any manner that does not adversely affect the interests of the holders of the Rights.

VOTING AND OTHER           Until a Right is exercised, the holder thereof, as
RIGHTS:                    such, will have no rights as a stockholder of the
                           Company beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

ANTI-DILUTION              The Purchase Price payable, and the number of
PROVISIONS:                Preferred Shares or other securities or property
                           issuable, upon exercise of the Rights

                                      C-3.

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                           are subject to adjustment from time to time to
                           prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares or convertible securities at less than the current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend previously paid or, in case regular periodic cash dividends have not previously been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in Preferred Shares (which dividends will be subject to the adjustment described in clause (i) above)) or of subscription rights or warrants (other than those referred to above). No adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares or Common Shares will be issued (other than fractions of Preferred Shares which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depository receipts), and in lieu thereof, a payment in cash will be made based on the market price of the Preferred Shares or Common Shares on the last trading date prior to the date of exercise.

TERMS OF PREFERRED         Each Preferred Share purchasable upon exercise of the
SHARES:                    Rights will be entitled, when, as and if declared, to
                           a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per Common Share. In the event of liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share
                           (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preferred Share will have 100 votes and will vote together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common
                           Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share. Preferred Shares will not be redeemable. These rights are protected by customary antidilution provisions.

                                      C-4.

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                  A copy of the Agreement has been filed with the Securities and
Exchange Commission as an Exhibit to a Current Report on Form 8-K. A copy of the Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is incorporated herein by reference.

                                      C-5.